Press Release

Aspen Insurance Holdings Announces Pricing of
$250 Million Senior Notes Offering

Hamilton, BERMUDA, August 11, 2004 — Aspen Insurance Holdings Limited (NYSE: AHL; BSX: AHL BH) today announced the pricing of a 10 year $250 million 6% Senior Notes offering under Rule 144A and Regulation S under the Securities Act of 1933. The Senior Notes will mature on August 15, 2014, unless previously redeemed. The Company also has granted certain customary exchange and shelf registration rights to noteholders under the terms of the Senior Notes.

The offering is expected to close on August 16, 2004 and will result in net proceeds to the Company of approximately $247 million. A portion of the proceeds of the offering are intended to be used to repay $40 million in principal amount of outstanding borrowings under the Company's existing credit facilities. The remainder of the net proceeds will be contributed to one or more of the Company's insurance subsidiaries in order to increase their respective capital and surplus, and consequently, their respective underwriting capacity.

The Senior Notes have not been registered under the Securities Act and may not be offered or sold in the United States unless registered under the Securities Act or under an exemption from such requirements. The securities are being sold in offshore transactions to non-U.S. persons or in privately negotiated exempt transactions under circumstances that permit resale under Rule 144A. This release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

About Aspen Insurance Holdings Limited

Aspen Insurance Holdings Limited (Aspen) was established in June 2002. Aspen is a Bermudian holding company that provides property and casualty reinsurance in the global market, property and liability insurance principally in the United Kingdom and surplus lines insurance in the United States. Aspen's operations are conducted through its wholly owned subsidiaries located in London, Bermuda and the United States: Aspen Insurance UK Limited (Aspen Re), Aspen Insurance Limited (Aspen), Aspen Specialty Insurance Company (Aspen Specialty) and Aspen Re America Inc (Aspen Re America). Aspen's reinsurance segment consists of property reinsurance, casualty reinsurance and specialty reinsurance lines of business. Aspen's insurance segment consists of commercial property, commercial liability and U.S. surplus insurance lines of business. Aspen's principal existing shareholders include The Blackstone Group, Candover Partners Limited, Wellington Underwriting plc and Credit Suisse First Boston Private Equity.

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Investor Contacts:

Aspen Insurance Holdings Limited	T+441-297-9382

Noah Fields, Head of Investor Relations

US Contacts:

The Abernathy MacGregor Group	T +212-371-5999

Carina Thate

Jason Thompson

UK Contacts:

The Maitland Consultancy	T +44 20 7379 5151

Emma Burdett

Brian Hudspith

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